Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172771 on Form S-8, Registration Statement No. 333-180097 on Form S-3 and Registration Statement No. 333- 187893 on Form S-3 of our report dated April 14, 2014, relating to the consolidated financial statements of Gevo, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Gevo Inc.’s going concern uncertainty and status as a development stage enterprise), appearing in this Annual Report on Form 10-K of Gevo, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 14, 2014